Exhibit 99.1

Icagen Re-launched through XRpro Sciences Acquisition of Pfizer Team and Technology for Ion Channel and Transporter Drug R&D

“New” Icagen to Offer Pharma and Biotech Companies Expert Services and Technology Access, while Continuing Pfizer Two-Year Collaboration

Cambridge, MA and Durham, NC (July 2, 2015): XRpro Sciences, Inc. today announced its acquisition of assets related to the ion channel biology platform from Pfizer Inc. (NYSE: PFE) that had previously been obtained as part of Pfizer’s 2011 acquisition of Icagen, Inc. XRPro Sciences also acquired all of Pfizer’s rights to the “Icagen” name and trademark. XRPro Sciences is re-launching the Icagen brand and will provide comprehensive services for ion channel and transporter drug discovery, combining Icagen’s industry-leading scientific expertise and extensive portfolio of assays and cell lines with XRpro Sciences’ proprietary, label-free X-ray fluorescence technology. The new Icagen will continue to operate out of the existing facility in Research Triangle Park, North Carolina in addition to the current XRpro Sciences Inc. site in Cambridge, Massachussets. Pfizer scientists associated with the ion channel biology platform will transition to the new Icagen, ensuring continuity of their extensive scientific expertise.

“Pharmaceutical and biotech companies are looking for efficiency improvements and expertise in the drug development process and are increasingly relying on outsource providers,” said Richie Cunningham, Chief Executive Officer of the new Icagen. “Icagen is being re-launched to enable such companies to advance their ion channel and transporter drug discovery by bringing together the outstanding expertise of Icagen scientists with an unmatched portfolio of ion channel cell lines and assay technologies.”

“The Pfizer team transitioning to the new Icagen has more than two decades of leadership in the ion channel field and a long track record of success in moving compounds from discovery into clinical development across a variety of therapeutic areas, both alone and in partnership with leading pharmaceutical developers including Pfizer, Bristol-Myers Squibb and Johnson & Johnson,” Mr. Cunningham continued. “This expertise, combined with a continually expanding collection of ion channel tools and technologies and the enabling capabilities of XRpro’s high throughput technology, positions us to provide services in the ion channel and transporter research fields that are second to none.”

“We look forward to once again operating as an independent company and collaborating with pharmaceutical and biotechnology industry researchers on their discovery and preclinical development problems, without limitations on the therapeutic areas or ion channels of interest,” said Douglas Krafte, Ph.D., Chief Scientific Officer of the new Icagen. He noted that the company’s research efforts to date had covered multiple ion channel classes and a broad range of therapeutic indications including cardiac arrhythmias, sickle cell anemia, asthma, epilepsy and pain. “We also look forward to having a positive impact within the area of transporter research by harnessing the unique capabilities of the XRpro® platform for evaluating previously challenging targets, like nonelectrogenic transporters.”

Dr. Krafte continued, “At the same time, working since 2011 as part of Pfizer has enabled us to significantly grow our technological resources and gain unique insights into large company perspectives about drug R&D that will serve our clients well as we go forward.”

“We are pleased to enter into this agreement with XRpro Sciences that will provide flexibility and ensure technical excellence in the pursuit of ion channel therapeutics,” said Michael Ehlers, MD, PhD, Pfizer Senior Vice President of Biotherapeutics R&D. “We look forward to working with the new Icagen to discover new drug candidates targeting ion channels and transporters that impact major neurological and cardiovascular diseases.”

About the new Icagen

The new Icagen partners with pharmaceutical and biotechnology companies to offer industry-leading scientific expertise and comprehensive access to technologies for ion channel and transporter drug discovery and development. With over 20 years of leadership in the ion channel field, the Icagen team offers an extensive track record of success in advancing molecules from drug discovery to clinical development across multiple therapeutic areas and ion channel classes. Icagen’s growing tool box comprises a broad range of cell lines and technologies for ion channel and transporter research, capped by the label-free XRpro® platform. XRpro® technology, based on X-ray fluorescence, is a novel method that enables high throughput assessment of ion channels and transporters, including challenging systems with high therapeutic interest. For more information on our company, please visit our website at www.icagen.com .

This release includes forward-looking statements on the Company’s current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding the combination of the expertise of the Icagen team and XRpro technology to fully enable ion channel and transporter drug discovery and development, the combination of the Icagen team, ion channel tools and technologies The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in the Company's forward-looking statements include, among others, our ability to successfully combine the acquired assets and the Icagen team with the prior XRpro team and technology and the other factors described in the Company's Report on Form 10-K for the year ended December 31, 2014 and any other filings with the SEC. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

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Contacts:

For Investors:

Daniel Boutcher, dboutcher@xrpro.com, Ph: (212) 406-9012, Mobile: (973) 332-0120

For Media:

Joan Kureczka, Joan@kureczka-martin.com, Ph: 415-821-2413

Nicole Litchfield, Nicole@bioscribe.com, Ph: 415-793-6468